Exhibit 99.1

Royal Gold Concludes an Outstanding Year of Financial Performance with Records for Revenue, Operating Cash Flow and Earnings for both the Fourth Quarter and the Full Year of 2024
DENVER, COLORADO. FEBRUARY 12, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $332.0 million, or $5.04 per share, for the year ended December 31, 2024, on revenue of $719.4 million and operating cash flow of $529.5 million. Adjusted net income[1] was $346.4 million, or $5.26 per share.
For the quarter ended December 31, 2024 ("fourth quarter"), we reported net income of $107.4 million, or $1.63 per share, on revenue of $202.6 million and operating cash flow of $141.1 million. All annual and quarterly figures represent record results for the Company.
With respect to our 2024 guidance, we achieved the top end of our guidance range for gold sales, and exceeded our guidance ranges for copper sales and sale of other metals. Depletion, depreciation and amortization ("DD&A") expense, and effective tax rate were within the guidance ranges. Silver sales were slightly below the guidance range, which is in line with our previous disclosure.
“Our business is designed to deliver leverage to gold, and our 2024 results demonstrate the direct relationship between a strong and rising gold price and Royal Gold's financial performance,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “This leverage is evidenced by the impressive percentage increases in operating cash flow and net income, both of which exceeded that of revenue. The foundation of our performance is our diversified portfolio. Many of the long-standing contributors in our portfolio performed well in 2024, and organic growth from several assets provided new revenue contributions during the year.
"The strong financial performance allowed us to repay $250 million of debt during the year, pay out $105 million of dividends, and reinvest in our business with the acquisition of royalty interests on the Back River Gold District and Cactus Project," continued Mr. Heissenbuttel. "These two acquisitions are consistent with our strategy of adding exposure to high-quality assets with growth potential, operated by experienced management teams, in safe and mining-friendly jurisdictions."

2024 Highlights:
•Record revenue of $719.4 million, record operating cash flow of $529.5 million, and record earnings of $332.0 million, increases of 19%, 27%, and 39%, respectively, over the prior year
•Revenue split: 76% gold, 12% silver, 9% copper
•Sales volume of 301,500 GEOs[2]
•Sustained high adjusted EBITDA margin[1] of 81%
•Repaid $250 million of debt, reducing total debt to $0
•Paid dividend of $1.60 per share, and increased the 2025 dividend by 12.5% to $1.80 per share, the 24th consecutive annual increase
•Acquired royalty interests on the Back River Gold District and Cactus Project
•Recognized first revenue contributions from the new Mara Rosa, Côté Gold and Manh Choh mines
•Entered into support agreement to incentivize investment that may provide a basis for mine life extension at Mount Milligan beyond 2035

Recent Portfolio Developments
Principal Property Updates
Notable recent updates as reported by the operators of our Principal Properties include:
Increased Near Term Production Expected and Continued Progress on Long Term Projects at Cortez
On November 22, 2024, Barrick Gold Corporation ("Barrick") provided an update on various projects currently underway,

[1] Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.
[2] See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

as well as a production outlook for the Cortez Complex in Nevada. With respect to the near term, Barrick is expecting overall gold production from within the complex to increase with the mining of ore in the Crossroads pit following waste stripping, as well as the continued ramp-up at the Goldrush underground mine, which is expected to produce 400,000 ounces of gold per year at full production levels. Barrick is forecasting production from the Cortez Complex of over one million ounces in 2027, largely driven by these increases.
Relating to the longer-term potential within the Cortez Complex, Barrick reported several developments, including the receipt of the Record of Decision ("ROD") for the Robertson Project in mid-November, 2024, a significant increase in gold resources at the Fourmile Project after incorporating results from recent drilling (to 1.4 million ounces of indicated resources and 6.4 million ounces of inferred resources), and further exploration progress at the Hanson target at Cortez Hills Underground and the Swift target to the west of the Pipeline deposit. According to Barrick, a preliminary economic assessment for the Fourmile Project, which covers approximately one third of the known orebody as defined by drilling to date, indicates the potential for gold production levels exceeding 500,000 ounces per year.
Barrick indicated that it intends to advance these projects with feasibility work ongoing for the Robertson open pit project, a pre-feasibility study planned to begin in 2025 at the Fourmile Project, and continued exploration at the Hanson and Swift targets.
On February 12, 2025, Barrick announced 2025 gold production guidance of approximately 680,000 to 765,000 ounces (100% basis) at the Cortez Complex.
Mill Throughput Returned to Planned Level Through the Second Half of 2024 at Andacollo
On January 20, 2025, Teck Resources Limited ("Teck") reported that the Andacollo mine in Chile continues to operate in extreme drought conditions, and that risk mitigation plans to increase water availability through increased well field capacity were implemented in 2024, enabling mill throughput rates consistent with the mine plan through the second half of 2024.
Further, Teck provided copper production guidance, and expects copper production to increase from approximately 39,700 tonnes in 2024 to a range of 45,000 and 55,000 tonnes per year in each of 2025, 2026 and 2027, before declining to a range of 35,000 to 45,000 tonnes in 2028. According to Teck, the annual production guidance reflects ongoing drought conditions that remain a risk to production. Gold and copper grades have been relatively well correlated at Andacollo and gold production has tended to track copper production, although there can be no assurance that these correlations will continue in the future.
Timeline Provided to Achieve Full Throughput of Expanded Plant at Pueblo Viejo
On November 22, 2024, Barrick provided an update on the ramp-up of the plant expansion and a production outlook for the Pueblo Viejo mine in the Dominican Republic. Barrick outlined several projects that are intended to achieve planned throughput and recoveries, and Barrick expects plant throughput to increase steadily from 2024 levels and reach the expanded 14 million tonne per year capacity in 2028. As part of this throughput optimization, Barrick noted a planned 35-day impact to production in the first quarter of 2025 to complete a thickener optimization. Barrick expects gold recovery to increase from approximately 80% at the end of 2024 to 90% by the end of 2026, and Barrick reported that a project to improve silver recovery is expected to be complete by the fourth quarter of 2025.
Barrick further reported that gold production is expected to increase steadily from approximately 600,000 ounces in 2024 to over 800,000 ounces in 2026 (100% basis). Barrick did not provide forecasts for silver production.
In conjunction with the plant expansion project, Barrick reported that it is currently advancing work on the new El Naranjo tailings storage facility ("TSF"). Barrick also reported that the timeline for commissioning the El Naranjo TSF is by late 2029, with the facility expected to provide storage capacity for 8 additional years beyond the current mine life, which is expected to be to 2046.
On February 12, 2025, Barrick announced 2025 gold production guidance of 370,000 to 410,000 ounces for its 60% share of Pueblo Viejo.
Other Property Updates
Notable recent updates as reported by the operators of other select portfolio assets include:
Producing Properties
Bellevue (2% NSR royalty): On January 28, 2025, Bellevue Gold Limited (“Bellevue”) reported that it expects gold production from the Bellevue Gold mine in Western Australia to be approximately 90,000 ounces in the first half of calendar 2025, with production weighted approximately 40%/60% across the first and second calendar quarters, respectively. Bellevue expects mined grade to increase during this period, and increased access to high grade mining areas is forecast to deliver a production run rate of over 200,000 ounces per year from the end of Q2 2025.
Côté Gold (1% NSR royalty): IAMGOLD Corporation ("IAMGOLD") disclosed on January 14, 2025, that the ramp-up of the Côté Gold mine in Ontario continued in the fourth quarter of 2024. IAMGOLD also provided gold production guidance at Côté Gold of between 360,000 and 400,000 ounces for 2025, with gold production expected to be the lowest in the first quarter and increase sequentially as plant throughput increases through the year. We expect approximately two thirds of this production will be attributable to our royalty interest.
Khoemacau (100% silver stream): On January 23, 2025, MMG Limited ("MMG") provided copper production guidance of between 43,000 and 53,000 tonnes in 2025 at the Khoemacau mine in Botswana. MMG also reported that it is committed to accessing the higher-grade areas of the mine and working towards a higher production run rate of 60,000 tonnes per year of copper in concentrate by 2026-2027. Silver and copper grades have been relatively well correlated at Khoemacau and silver production has tended to track copper production, although there can be no assurance that these correlations will continue in the future.
Additionally, MMG reported that a feasibility study for the expansion of the mine to 130,000 tonnes per year started in December, 2024, and construction of the expansion is anticipated to begin in 2026 with first concentrate production expected in 2028, subject to a comprehensive assessment on the timeline in the feasibility study. Any expanded production from the Zone 5 and Mango NE deposits falls within the area of interest covered by Royal Gold's silver stream.
King of the Hills (1.5% NSR royalty): On January 29, 2025, Vault Minerals Limited ("Vault") reported Board approval to expand the processing facility at the King of the Hills ("KOTH") mine in Western Australia to 6 million tonnes per year, a 20% capacity increase over the fiscal year ended June 30, 2024, with commissioning of the expanded plant scheduled for the second quarter of calendar 2026. According to Vault, a benefit of the expanded plant will be the accelerated processing of the KOTH ore stockpile.
Mara Rosa (1.0% NSR and 1.75% NSR royalties): On January 22, 2025, Hochschild Mining PLC (“Hochschild”) provided gold production guidance from the Mara Rosa mine in Brazil of 94,000 to 104,000 ounces for 2025. Hochschild further reported that brownfield exploration drilling was completed below the Posse pit in the fourth quarter of 2024, and drilling between the Posse and Pastinho zones is planned for the first quarter of 2025.
Manh Choh (3% NSR royalty and 28% NSR royalty on silver): On November 29, 2024, Contango Ore, Inc., ("Contango"), 30% owner of the Manh Choh mine in Alaska, reported that 2025 gold production at Manh Choh is expected to be approximately 200,000 ounces (100% basis). Contango also reported that the mine life of Manh Choh is expected to be four to five years at current hauling rates.
Voisey's Bay (2.7% net value royalty): On December 3, 2024, Vale S.A. ("Vale") reported that it has completed construction and commissioning of the Voisey's Bay Mine Extension ("VBME") project in Newfoundland and Labrador, Canada, which transitioned Voisey's Bay from open pit to underground mining. Vale is expecting to complete the ramp-up of the VBME project in the second half of 2026, with full annual production capacity of approximately 45,000 tonnes of nickel, 20,000 tonnes of copper and 2,600 tonnes of cobalt.
Xavantina (25% gold stream): On December 3, 2024, Ero Copper Corp. ("Ero") announced a 19% increase to proven and probable reserves, and a 26% increase in measured and indicated resources, at the Xavantina mine in Brazil, when compared to 2023 estimates. Ero also reported that it remains focused on extending the mine life and discovering new vein structures to expand mine and mill feed, and enable utilization of excess mill capacity of approximately 25%. Additionally, on February 11, 2025, Ero reported gold production guidance of 50,000 to 60,000 ounces for 2025.
Development and Evaluation Properties
Back River (equivalent ~3.3% GSR royalty on the Goose Project): On January 13, 2025, B2Gold Corp. ("B2Gold") reported that construction and development of the Goose Project in the Back River Gold District in Nunavut, Canada, remains on schedule for the first gold pour by the end of the second quarter of 2025. B2Gold reported that it expects gold production of between 120,000 and 150,000 ounces for 2025, and average annual production of approximately 310,000 ounces per year from 2026 to 2031. B2Gold also reported that it remains on track to complete an initial Goose Project life of mine plan based on updated mineral reserves by the end of the first quarter of 2025. Royal Gold's royalty rate on the Goose Project will increase to the approximate equivalent 3.3% GSR royalty rate as certain production thresholds are met over an expected three year period.
Portfolio Additions
Acquisition of Royalty Interest on the Cactus Project in Arizona, USA
On December 31, 2024, RG Royalties, LLC, a wholly-owned subsidiary of Royal Gold, acquired two royalties for cash consideration of $55 million that constitute an aggregate 2.5% net smelter return ("NSR") royalty (the “Cactus Royalty”) on the Cactus Project in Arizona, which is currently being developed by Arizona Sonoran Copper Company Inc. (“ASCU”).

The Cactus Royalty covers the Cactus East and Cactus West deposits as well as portions of the Parks/Salyer deposit and is subject to a right in favor of ASCU to buy back 0.5% of the aggregate 2.5% royalty for $7 million until July 10, 2025.
The Cactus Project is a brownfield copper development project located approximately 70 kilometers south of Phoenix and just outside of the city of Casa Grande. This region is known for its rich deposits of copper and has a long history of mining activity. Mining was conducted at the Cactus Project site from 1974 through 1984 by ASARCO. ASCU acquired the project assets and properties beginning in 2020.
ASCU is a copper exploration and development company listed on the Toronto Stock Exchange with a seasoned management team that is experienced with mining project development and operation. The company's shares are widely held, and Hudbay Minerals Inc. and Nuton LLC ("Nuton"), a Rio Tinto venture, each own significant share positions.
The Cactus Project encompasses an extensive land package of approximately 5,720 acres, which includes the Cactus Project deposits (Parks/Salyer and Cactus East/West) as well as surrounding lands that may hold additional mineral potential. Substantially all of the project is located on land that is privately owned by ASCU and its subsidiaries. The Cactus Project hosts substantial porphyry copper resources, and as of July 11, 2024, estimated measured and indicated resources totaled approximately 7.3 billion pounds of copper at a grade of 0.58% copper, and inferred resources contained a further 3.8 billion pounds of copper at a grade of 0.41% copper.
The Cactus Project is anticipated to become a significant copper producer, and the results of a preliminary economic assessment disclosed on August 7, 2024 (“2024 PEA”), indicate total production of 5.3 billion pounds of London Metal Exchange Grade A Copper Cathodes via heap leaching and solvent extraction and electrowinning. Mining is expected to be approximately 94% from open pit operations, and average copper production is expected to be 172 million pounds per year over the 31-year mine life, with an average of 232 million pounds per year expected in the first 20 years. Nuton is reviewing the potential to apply proprietary technology to improve recoveries and enhance the exploitation of a significant hypogene resource, which could materially increase production levels.
The project is located close to significant infrastructure, including paved roads, railways, and grid power, ASCU has disclosed that it owns water rights that exceed the demand outlined in the 2024 PEA, and there is a large potential workforce in the nearby city of Casa Grande.
ASCU is currently targeting first cathode production in 2028/2029. Work underway to achieve this timeline includes completion of a pre-feasibility study and amendments to permitting in 2025, completion of a definitive feasibility study and construction decision in 2026, followed by a construction period of 18 to 24 months.
Based on the production plan in the 2024 PEA, Royal Gold expects to recognize revenue from the Cactus Royalty in approximately year 5 of operation given the incomplete royalty coverage of the Parks/Salyer deposit, where mining is expected to commence. Royalty payments are due within 30 days of each quarter end, and pre-tax income after depletion is expected to be taxed in the USA at a rate of approximately 22%.
The Cactus Royalty is structured as an interest in real property, and information rights include detailed quarterly production statements, annual reporting of material developments, and an annual site visit.
2024 Overview
For the year ended December 31, 2024, we recorded net income attributable to Royal Gold stockholders ("net income") of $332.0 million, or $5.04 per basic and diluted share, as compared to net income of $239.4 million, or $3.64 per basic and $3.63 per diluted share, for the year ended December 31, 2023.
For the year ended December 31, 2024, we recognized record total revenue of $719.4 million, which is comprised of stream revenue of $483.3 million and royalty revenue of $236.1 million, at an average gold price of $2,386 per ounce, an average silver price of $28.27 per ounce and an average copper price of $4.15 per pound, compared to total revenue of $605.7 million, which is comprised of stream revenue of $418.3 million and royalty revenue of $187.4 million, at an average gold price of $1,941 per ounce, an average silver price of $23.35 per ounce and an average copper price of $3.85 per pound, for the year ended December 31, 2023.
The increase in our total revenue for the year ended December 31, 2024, compared with the year ended December 31, 2023, resulted primarily from higher average gold, silver and copper prices, higher production from Peñasquito, and higher gold sales at Xavantina and Wassa. The increase was partially offset by lower production from the Cortez Legacy Zone, lower gold sales from Andacollo, and lower silver sales from Khoemacau when compared to the prior year.
Cost of sales, which excludes DD&A, increased to $97.5 million for the year ended December 31, 2024, from $90.5 million for the year ended December 31, 2023. The increase was primarily due to higher average gold, silver and copper prices and higher gold sales from Xavantina and Wassa, partially offset by lower gold sales from Andacollo and lower silver sales from Khoemacau when compared to the prior year. Cost of sales is specific to our stream agreements and, except for

Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the existing stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the existing stream agreement, the Mount Milligan Cost Support Agreement detailed in Note 7 of our notes to consolidated financial statements on Form 10-K provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met, or earlier, if metal prices are below certain thresholds and if requested by Centerra Gold Inc. ("Centerra").
General and administrative costs increased to $40.9 million for the year ended December 31, 2024, from $39.8 million for the year ended December 31, 2023. The increase was primarily due to higher non-cash stock compensation expense when compared to the prior year.
DD&A decreased to $144.4 million for the year ended December 31, 2024, from $164.9 million for the year ended December 31, 2023. The decrease was primarily due to lower stream depletion rates, as a result of proven and probable mineral reserve increases by our operators, lower gold sales from Andacollo, lower silver sales from Khoemacau and lower gold production from the Cortez Legacy Zone when compared to the prior year. The decrease was partially offset by higher production from Peñasquito when compared to the prior year.
Interest and other expense decreased to $9.7 million for the year ended December 31, 2024, from $30.9 million for the year ended December 31, 2023. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility compared to the prior year. For the year ended December 31, 2024, amounts outstanding under our revolving credit facility averaged $82.0 million at an average all-in borrowing rate of 6.5%, compared to average amounts outstanding of $391.4 million at an average all-in borrowing rate of 6.4% for the year ended December 31, 2023.
Income tax expense was $93.6 million for the year ended December 31, 2024, as compared to $42.0 million for the year ended December 31, 2023, which resulted in an effective tax rate of 22.0% in the current year and 14.9% in the prior year. The year ended December 31, 2024 included a $13.0 million U.S. GILTI income tax expense related to consideration received from the Mount Milligan Cost Support Agreement, which if excluded, would result in an effective tax rate of approximately 19%. The year ended December 31, 2023 included a release of valuation allowances on certain foreign deferred tax assets.
Net cash provided by operating activities totaled $529.5 million for the year ended December 31, 2024, compared to $415.8 million for the year ended December 31, 2023. The increase, when compared to the prior year, was primarily due to higher net cash proceeds received from our stream and royalty interests of $80.3 million, cash proceeds of $24.5 million received from the Mount Milligan Cost Support Agreement, lower debt cash interest payments of $21.5 million and $12.0 million of interest from the repayment of the Khoemacau subordinated debt facility. This increase was partially offset by higher cash taxes of $21.8 million when compared to the prior year.
Net cash used in investing activities totaled $77.7 million for the year ended December 31, 2024, compared to net cash used in investing activities of $2.8 million for the year ended December 31, 2023. The increase was primarily due to the acquisition of the Back River and Cactus royalties offset by the $25 million principal repayment received on the Khoemacau subordinated debt facility when compared to the prior year.
Net cash used in financing activities totaled $360.5 million for the year ended December 31, 2024, compared to net cash used in financing activities of $427.4 million for the year ended December 31, 2023. The decrease, when compared to the prior year, was primarily due to lower debt repayments.
At December 31, 2024, we had working capital of $190.1 million, including $195.5 million of cash and equivalents. This compares to working capital of $95.0 million, including $104.2 million of cash and equivalents at December 31, 2023. The increase in our working capital was primarily due to an increase in our available cash, which primarily resulted from higher net cash proceeds from our stream and royalty interests and cash proceeds received for the Mount Milligan Cost Support Agreement, partially offset by the Cactus and Back River royalty acquisitions during the current year.
Fourth Quarter 2024 Overview
For the fourth quarter, we recorded net income and comprehensive income of $107.4 million, or $1.63 per basic and diluted share, as compared to net income of $62.8 million, or $0.95 per basic and diluted share, for the three months ended December 31, 2023. The increase in net income was primarily attributable to higher revenue, as discussed below.
For the fourth quarter, we recognized record total revenue of $202.6 million, comprised of stream revenue of $124.8 million and royalty revenue of $77.8 million at an average gold price of $2,663 per ounce, an average silver price of $31.38 per ounce and an average copper price of $4.17 per pound. This compares to total revenue of $152.7 million for the three months ended December 31, 2023, comprised of stream revenue of $98.3 million and royalty revenue of $54.4 million, at an average gold price of $1,971 per ounce, an average silver price of $23.20 per ounce and an average copper price of $3.70 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices compared to the prior period. Higher gold sales from Rainy River and Wassa, and higher gold, silver, zinc and lead production from Peñasquito, also contributed to the increase. These increases were partially offset by lower gold production from Cortez when compared to the prior year period.
Cost of sales, which excludes DD&A, increased to $24.4 million for the fourth quarter, from $20.8 million for the three months ended December 31, 2023. The increase, when compared to the prior year period, was primarily due to higher gold, silver and copper prices, and higher gold sales from Rainy River and Wassa. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the existing stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased, and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the existing stream agreement, the Mount Milligan Cost Support Agreement, detailed in Note 7 of our notes to consolidated financial statements on Form 10-K, provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met, or earlier, if metal prices are below certain thresholds and if requested by Centerra.
General and administrative costs decreased to $8.9 million for the fourth quarter, from $9.7 million for the three months ended December 31, 2023. The decrease was primarily due to lower corporate costs partially offset by higher non-cash stock compensation expense compared to the prior year period.
DD&A decreased to $33.7 million for the fourth quarter, from $40.1 million for the three months ended December 31, 2023. The decrease was primarily due lower DD&A rates in our stream segment and gold production at Cortez partially offset by higher production at Peñasquito compared to the prior year period.
Interest and other expense decreased to $1.4 million for the fourth quarter, from $6.0 million for the three months ended December 31, 2023. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility compared to the prior year period.
For the fourth quarter, we recorded income tax expense of $26.1 million, compared to $13.4 million for the three months ended December 31, 2023. The income tax expense resulted in an effective tax rate of 19.5% in the current period, compared with 17.5% for the three months ended December 31, 2023. The higher income tax expense for the fourth quarter was primarily attributable to higher income before income taxes compared to the prior year period.
Net cash provided by operating activities totaled $141.1 million for the fourth quarter, compared to $101.1 million for the three months ended December 31, 2023. The increase, when compared to the prior year period, was primarily due to higher stream and royalty revenue.
Net cash used in investing activities totaled $46.9 million for the fourth quarter, compared to approximately $0 for the three months ended December 31, 2023. The change from the comparable prior year period was primarily due to the acquisition of a royalty interest on the Cactus Project in the current period.
Net cash used in financing activities totaled $26.5 million for the fourth quarter, compared to $99.8 million for the three months ended December 31, 2023. The decrease, when compared to the prior year period, was primarily due to the repayment of outstanding borrowings on the revolving credit facility of $75 million in the prior year quarter.
Other Corporate Updates
Total Available Liquidity Increased to Approximately $1.2 Billion at the end of the Fourth Quarter
Total liquidity at the end of the fourth quarter was approximately $1.2 billion, which consisted of $190 million of working capital and $1 billion undrawn and available under the revolving credit facility.
Annual Dividend for 2025 Raised 12.5% to $1.80 Per Share, the 24th Consecutive Annual Increase
On November 19, 2024, the Royal Gold Board of Directors approved an increase in the Company's annual calendar year common stock dividend of 12.5% from $1.60 to $1.80 per share, payable on a quarterly basis of $0.45 per share. We have paid out dividends of approximately $1 billion since our first dividend payment in 2000, and Royal Gold is the only precious metals company in the S&P High Yield Dividend Aristocrats Index.
2024 Performance Compared to Guidance

Royal Gold provided guidance for 2024 metal sales volumes, DD&A expense and effective tax rate in April, 2024. When compared to the guidance ranges provided (as shown in the table below), gold sales achieved the high end of the guidance range and copper sales and other metal sales exceeded the respective guidance ranges. DD&A expense and effective tax rate were within the respective guidance ranges. Silver sales were slightly lower than the guidance range, primarily due to lower sales from Pueblo Viejo resulting from low silver recoveries.

	2024 Guidance Ranges	2024 Actual Performance
Total Sales:
Gold	215,000 - 230,000 oz	228,700 oz
Silver	3.2 - 3.8 M oz	3.1 M oz
Copper	14.0 - 16.0 M lb	16.1 M lb
Other Metals	$17.0 - 20.0 M	$22.7 M
DD&A	$141 - 157 M	$144.4 M
Effective Tax Rate	17 - 22%	19%*
* Note that the effective tax rate of 19% excludes a $13.0 million discrete U.S. GILTI income tax expense related to consideration received from the Mount Milligan Cost Support Agreement; including this amount, the effective tax rate was 22% for 2024.
Outlook for 2025
We expect a softer start to 2025 with stream segment sales of between 40,000 and 45,000 GEOs for the quarter ended March 31, 2025, and we expect to issue guidance for 2025 sales volumes, DD&A expense, and effective tax rate in mid to late March, 2025.

Property Highlights
A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the three month and full year periods ended December 31, 2024 and December 31, 2023. Table 2 shows stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Table 3 shows Royal Gold's 2024 sales volume guidance and year to date sales volume achieved. Table 4 shows stream segment purchases and sales for the three month and full year periods ended December 31, 2024 and December 31, 2023 and inventories at December 31, 2024 and December 31, 2023. Highlights at certain of the Company’s principal producing and development properties during 2024 compared to 2023, are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed with the Securities and Exchange Commission on February 13, 2025.

CORPORATE PROFILE
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2024, the Company owned interests on 175 properties on five continents, including interests on 42 producing mines and 18 development stage projects. Royal

Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Fourth Quarter 2024 Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Senior Vice President, Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
(303) 573-1660	Access Code:	572628

Note: Management’s conference call reviewing the fourth quarter results will be held on Thursday, February 13, 2025, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
	Webcast URL:	www.royalgold.com under Investors, Events & Presentations
Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2025 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated benefits from investments, acquisitions and other transactions; the receipt and timing of future metal deliveries, including deferred amounts at Pueblo Viejo; the timing and amount of future benefits and obligations in connection with the Mount Milligan Cost Support Agreement; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under our revolving credit facility; and the materiality of properties within our portfolio.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public disclosure of the operators for information regarding those properties.

TABLE 1
Revenue by Stream and Royalty Interests for the Fourth Quarter and Calendar Year 2024 and 2023
(In thousands)

			Three Months Ended December 31,		Year Ended December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2024	2023	2024	2023
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$42,335	$36,429	$186,039	$158,167
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	15,729	10,127	45,762	38,794
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$18,912	$13,661	$83,059	$76,247
Andacollo	Gold	100% of payable gold	15,582	13,519	47,531	48,920
Xavantina	Gold	25% of gold produced	9,543	8,199	38,771	25,395
Africa
Wassa	Gold	10.5% of payable gold	$13,215	$8,238	$48,537	$32,815
Khoemacau	Silver	100% of payable silver	9,447	7,521	33,595	34,602
Bogoso and Prestea	Gold	5.5% of payable gold	—	604	—	3,340
Total stream revenue			$124,763	$98,298	$483,294	$418,280
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$1,998	$1,992	$6,049	$5,309
Red Chris	Gold, copper	1.0% NSR	—	—	2,617	3,170
Côté Gold	Gold	1.0% NSR	1,395	—	2,932	—
LaRonde Zone 5	Gold	2.0% NSR	1,179	591	3,611	2,461
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	288	129	602	1,463
Williams[2]	Gold	0.97% NSR	485	242	1,902	(987)
Other-Canada	Various	Various	166	173	1,232	1,296
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$16,573	$22,858	$58,183	$79,920
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	3,898	4,952	11,611	14,626
Robinson	Gold, copper	3.0% NSR	5,735	3,619	16,609	9,109
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	3,573	—	10,697	—
Marigold	Gold	2.0% NSR	3,131	2,593	8,085	5,110
Leeville	Gold	1.8% NSR	2,310	2,170	7,932	5,712
Wharf	Gold	0.0%-2.0% sliding-scale GSR	822	1,169	2,795	3,630
Goldstrike	Gold	0.9% NSR	398	495	1,746	1,575
Other-United States	Various	Various	1,289	751	3,554	4,008
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$16,226	4,234	$46,090	$17,772
El Limon	Gold	3.0% NSR	2,466	1,158	7,190	5,280
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,106	2,106	6,752	7,981
Mara Rosa	Gold, silver	2.75% NSR	1,866	—	4,300	—
Other-Latin America	Various	Various	2,425	—	2,646	456
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,684	$2,006	$8,974	$7,283
Bellevue	Gold	2.0% NSR	3,139	51	6,955	51
King of the Hills	Gold	1.5% NSR	1,338	1,094	5,334	4,200
Gwalia	Gold	1.5% NSR	1,156	1,044	4,047	3,726
Celtic/Wonder North	Gold, silver	1.5% NSR	340	—	732	—
Other-Australia	Various	Various	811	941	2,924	3,751
Europe
Las Cruces	Copper	1.5% NSR (copper)	$—	$—	$—	$535
Total royalty revenue			$77,797	$54,368	$236,101	$187,437
Total revenue			$202,560	$152,666	$719,395	$605,717
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2The Williams royalty revenue was negative for the twelve months ended December 31, 2023, due to a one-time, non-cash accounting adjustment during the quarter ended
June 30, 2023, related to past production subject to our royalty interest.

TABLE 2
Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Dec. 31, 2024		Sep. 30, 2024		Jun. 30, 2024		Mar. 31, 2024		Dec. 31, 2023
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	11,300	oz	17,600	oz	16,100	oz	12,500	oz	14,000	oz
		18.75% of payable copper	Copper	2.8	Mlb	3.1	Mlb	3.4	Mlb	2.5	Mlb	2.4	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	5,900	oz	7,000	oz	5,800	oz	6,200	oz	5,000	oz
		75% of Barrick's interest in payable silver[3]	Silver	89,500	oz	332,700	oz	218,200	oz	223,000	oz	171,100	oz
Andacollo	Teck	100% of payable gold	Gold	5,800	oz	4,000	oz	4,500	oz	5,700	oz	7,000	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	52,600	oz	45,300	oz	42,600	oz	68,700	oz	111,900	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	149,800	oz	116,500	oz	119,800	oz	124,900	oz	156,600	oz
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3
2024 Sales Volume Guidance and Sales Volume Achieved

		2024 Guidance	Metal Sales by Segment for the Year Ended December 31, 2024
			Stream Sales[1]	Royalty Sales[2]	Total Sales

Gold	(oz)	215,000 - 230,000	154,600	74,130	228,730
Silver	(M oz)	3.2-3.8	2.4	0.7	3.1
Copper	(M lb)	14.0 - 16.0	11.8	4.3	16.1
Other Metals	(M)	$17.0 - $20.0	N/A	$22.7	$22.7

[1] Stream Sales represents physical metal sold.
[2] Royalty Sales represents royalty revenue divided by the average metal price for the period.

TABLE 4
Stream Segment Summary

	Three Months Ended December 31, 2024		Three Months Ended December 31, 2023		As of December 31, 2024	As of December 31, 2023
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	10,900	11,300	12,600	14,000	4,500	4,000
Pueblo Viejo	7,700	6,000	6,200	5,000	7,700	6,200
Andacollo	3,500	5,900	4,200	7,000	—	800
Other	13,000	13,400	12,700	13,100	3,300	4,200
Total	35,100	36,600	35,700	39,100	15,500	15,200

Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo[1]	219,400	89,500	222,900	171,100	219,400	223,000
Other	378,800	389,400	446,900	385,100	119,000	160,100
Total	598,200	478,900	669,800	556,200	338,400	383,100

Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.0	2.8	2.5	2.4	—	—

	Year Ended December 31, 2024		Year Ended December 31, 2023
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	58,000	57,500	56,800	58,000
Pueblo Viejo	26,500	24,900	25,400	27,100
Andacollo	19,300	20,000	22,500	25,500
Other	51,100	52,200	48,600	48,500
Total	154,900	154,600	153,300	159,100

Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Pueblo Viejo[1]	859,900	863,400	907,000	1,021,900
Other	1,490,700	1,531,900	1,793,900	1,757,100
Total	2,350,600	2,395,300	2,700,900	2,779,000

Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	11.8	11.8	10.9	11.8

1 Silver stream purchases do not include 434,800 ounces of silver permitted to be deferred in the three month period ending December 31, 2024, and 816,500 ounces of silver permitted to be deferred in the twelve month period ending December 31, 2024, based on the terms of the Pueblo Viejo stream agreement. Total deferred deliveries were approximately 1.67 million ounces at December 31, 2024, and the timing for the delivery of the entire deferred amount is uncertain.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	December 31, 2024	December 31, 2023
ASSETS
Cash and equivalents	$195,498	$104,167
Royalty receivables	63,460	48,884
Income tax receivable	1,139	2,676
Stream inventory	12,973	9,788
Prepaid expenses and other	2,217	1,911
Total current assets	275,287	167,426
Stream and royalty interests, net	3,042,804	3,075,574
Other assets	74,039	118,057
Total assets	$3,392,130	$3,361,057
LIABILITIES
Accounts payable	$10,578	$11,441
Dividends payable	29,611	26,292
Income tax payable	23,177	15,557
Other current liabilities	21,785	19,132
Total current liabilities	85,151	72,422
Debt	—	245,967
Deferred tax liabilities	132,308	134,299
Mount Milligan deferred liability	25,000	—
Other liabilities	18,465	7,728
Total liabilities	260,924	460,416
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,691,151 and 65,631,760 shares outstanding, respectively	657	656
Additional paid-in capital	2,228,311	2,221,039
Accumulated earnings	889,989	666,522
Total Royal Gold stockholders’ equity	3,118,957	2,888,217
Non-controlling interests	12,249	12,424
Total equity	3,131,206	2,900,641
Total liabilities and equity	$3,392,130	$3,361,057

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenue	$202,560	$152,666	$719,395	$605,717
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	24,398	20,785	97,514	90,523
General and administrative	8,909	9,741	40,934	39,761
Production taxes	2,072	2,360	6,622	7,294
Depreciation, depletion and amortization	33,737	40,090	144,426	164,937
Total costs and expenses	69,116	72,976	289,496	302,515
Operating income	133,444	79,690	429,899	303,202
Fair value changes in equity securities	(24)	25	(66)	(147)
Interest and other income	1,598	2,603	6,008	9,952
Interest and other expense	(1,419)	(5,999)	(9,749)	(30,867)
Income before income taxes	133,599	76,319	426,092	282,140
Income tax expense	(26,078)	(13,356)	(93,613)	(42,008)
Net income and comprehensive income	107,521	62,963	332,479	240,132
Net income and comprehensive income attributable to non-controlling interests	(113)	(183)	(456)	(692)
Net income and comprehensive income attributable to Royal Gold common stockholders	$107,408	$62,780	$332,023	$239,440
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.63	$0.95	$5.04	$3.64
Basic weighted average shares outstanding	65,689,736	65,631,760	65,662,185	65,613,002
Diluted earnings per share	$1.63	$0.95	$5.04	$3.63
Diluted weighted average shares outstanding	65,804,129	65,726,890	65,776,834	65,739,110
Cash dividends declared per common share	$0.45	$0.40	$1.650	$1.525

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Cash flows from operating activities:
Net income and comprehensive income	$107,521	$62,963	$332,479	$240,132
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	33,737	40,090	144,426	164,937
Non-cash employee stock compensation expense	2,579	2,354	11,892	9,696
Fair value changes in equity securities	24	(25)	66	147
Deferred tax expense (benefit)	3,446	(458)	8,354	(6,469)
Other	228	187	945	779
Changes in assets and liabilities:
Royalty receivables	(13,343)	(14,157)	(14,577)	521
Stream inventory	(1,354)	63	(3,186)	2,868
Income tax receivable	9,050	11,572	1,537	390
Prepaid expenses and other assets	(72)	(1,002)	11,168	(4,369)
Accounts payable	(10,917)	2,816	(9,113)	4,756
Income tax payable	(7,210)	(6,936)	7,620	(508)
Mount Milligan deferred liability	—	—	25,000	—
Other liabilities	17,364	3,621	12,892	2,912
Net cash provided by operating activities	$141,053	$101,088	$529,503	$415,792
Cash flows from investing activities:
Acquisition of stream and royalty interests	(46,881)	—	(102,564)	(2,678)
Proceeds from Khoemacau debt facility	—	—	25,000	—
Other	(25)	(2)	(116)	(151)
Net cash used in investing activities	$(46,906)	$(2)	$(77,680)	$(2,829)
Cash flows from financing activities:
Repayment of debt	—	(75,000)	(250,000)	(325,000)
Net payments from issuance of common stock	(56)	(10)	(4,620)	(1,383)
Common stock dividends	(26,320)	(24,649)	(105,237)	(98,567)
Other	(155)	(161)	(635)	(2,432)
Net cash used in financing activities	$(26,531)	$(99,820)	$(360,492)	$(427,382)
Net increase (decrease) in cash and equivalents	67,616	1,266	91,331	(14,419)
Cash and equivalents at beginning of period	$127,882	$102,901	104,167	118,586
Cash and equivalents at end of period	$195,498	$104,167	$195,498	$104,167

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands)	2024	2023	2024	2023
Net income and comprehensive income	107,521	$62,963	$332,479	$240,132
Depreciation, depletion and amortization	33,737	40,090	144,426	164,937
Non-cash employee stock compensation	2,579	2,354	11,892	9,696
Fair value changes in equity securities	24	(25)	66	147
Other non-recurring adjustments	—	—	—	2,440
Interest and other, net	(179)	3,396	3,741	20,915
Income tax expense	26,078	13,356	93,613	42,008
Non-controlling interests in operating income of consolidated subsidiaries	(113)	(183)	(456)	(692)
Adjusted EBITDA	$169,647	$121,951	$585,760	$479,583
Net income margin	53%	41%	46%	40%
Adjusted EBITDA margin	84%	80%	81%	79%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2024	2024	2024	2024
Net income and comprehensive income	$107,521	$96,330	$81,320	$47,309
Depreciation, depletion and amortization	33,737	36,177	35,747	38,765
Non-cash employee stock compensation	2,579	2,977	3,348	2,988
Fair value changes in equity securities	24	425	63	(447)
Interest and other, net	(179)	581	1,709	1,630
Income tax expense	26,078	21,510	18,991	27,033
Non-controlling interests in operating income of consolidated subsidiaries	(113)	(88)	(112)	(143)
Adjusted EBITDA	$169,647	$157,912	$141,066	$117,135
Net income margin	53%	50%	47%	32%
Adjusted EBITDA margin	84%	81%	81%	79%

TTM adjusted EBITDA	$585,760

Debt	$—
Cash and equivalents	(195,498)
Net debt / (cash)	$(195,498)

Net debt / (cash) to TTM adjusted EBITDA	(0.33)x
Cash G&A:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands)	2024	2023	2024	2023
General and administrative expense	$8,909	$9,741	$40,934	$39,761
Non-cash employee stock compensation	(2,579)	(2,354)	(11,892)	(9,696)
Cash G&A	$6,330	$7,387	$29,042	$30,065

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2024	2024	2024	2024
General and administrative expense	$8,909	$10,102	$10,511	$11,412
Non-cash employee stock compensation	(2,579)	(2,977)	(3,348)	(2,988)
Cash G&A	$6,330	$7,125	$7,163	$8,424

TTM cash G&A	$29,042
Adjusted net income and adjusted net income per share:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands, except per share data)	2024	2023	2024	2023
Net income and comprehensive income attributable to Royal Gold common stockholders	$107,408	$62,780	$332,023	$239,440
Fair value changes in equity securities	24	(25)	66	147
Other non-recurring adjustments	—	—	—	2,440
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	13,008	—
Other discrete tax expense (benefit)	—	—	1,279	(8,462)
Tax effect of adjustments	(7)	7	(18)	(685)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$107,432	$62,762	$346,358	$232,880

Net income attributable to Royal Gold common stockholders per diluted share	$1.63	$0.95	$5.04	$3.63
Fair value changes in equity securities	—	—	—	—
Other non-recurring adjustments	—	—	—	0.04
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	0.20	—
Other discrete tax expense (benefit)	—	—	0.02	(0.13)
Tax effect of adjustments	$—	$—	$—	$(0.01)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.63	$0.95	$5.26	$3.53
Free cash flow:

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$141,053	$101,088	$529,503	$415,792
Acquisition of stream and royalty interests	(46,881)	—	(102,564)	(2,678)
Free cash flow	$94,172	$101,088	$426,939	$413,114

Net cash used in investing activities	$(46,906)	$(2)	$(77,680)	$(2,829)
Net cash used in financing activities	$(26,531)	$(99,820)	$(360,492)	$(427,382)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.